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                                                                    EXHIBIT 4.12

              COPYRIGHT LICENSE AGREEMENT (EXTENDED FOR YEAR 2004)

This Copyright License Agreement (Extended for Year 2004) (the "Agreement") is signed by and between:

Party A: Shanghai Yide Network Co., Ltd., a company established in China with legal address at Suite 701, No. 1 Building, Lane 186, Dagu Road, Shanghai, PRC; and

Party B: Shanghai Weilan Computer Co., Ltd., a company established in China with legal address at 5th Floor, No. 689, Beijing East Road, Shanghai, PRC;

on September 1, 2004 at the above address of Party A, based on the Copyright License and Cooperative Marketing Agreement ("Original Agreement").

Whereas Party A has obtained the exclusive right ("License Acquired by Party A") to produce digital images and short messages for cell phones based on the images and literal content in Volume 16-36 and subsequent volumes of the Japanese version of the cartoon series Crayon Shinchan (author: Yoshito Usui) that have been or to be distributed by Japanese FUTABASHA Co., Ltd.("Works") and to provide related sales service to subscribers of China Mobile Communications Corporation through telecom and mobile networks in the Territory, under the authorization of Japanese MULAN Film & TV Culture Development Co., Ltd., (Party A states that this license was duly authorized by Japanese MULAN Film & TV Culture Development Co., Ltd);

Whereas Party A and Party B agrees that, Party B may, by way of paying copyright royalty to Party A, enjoy the exclusive right to produce digital images and short messages for cell phones based on the images and literal content in the Works and to provide related sales service to subscribers of China Mobile Communications Corporation through telecom and mobile networks in the Territory, within the scope of the License Acquired by Party A;

Therefore, the two parties agree to be bound by the agreement as follows after friendly consultation:

ARTICLE 1 SCOPE OF THE LICENSE

Party A licenses Party B to exercise the copyright to the Works within the following territory, scope and term. The License Scope has been clearly defined and specified, such that other rights beyond such scope shall not be deemed licensed. Unless otherwise specified, terms such as Works, Territory, License Term and License Scope shall have the meanings as follows:

1. Works: Volume 16-36 of the Japanese version of the cartoon series Crayon Shinchan (author: Yoshito Usui) distributed by Japanese FUTABASHA Co., Ltd.("FUTABASHA") ;

2. Territory: the People's Republic of China (excluding Hong Kong, Macau and Taiwan);

3. License Term: August 1, 2004 until August 31, 2005. If either party would not like to extend such term, it shall notify the other in writing at least 30 days prior to expiration of the

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term; if neither party makes such notice to the other within such time limit, it should be deemed that the two parties agree to extend the term for another one year.

4. License Scope: Party A licenses Party B the exclusive right to produce digital images and short messages for cell phones based on the images and literal content in the Works and to provide related wireless sales service ("Wireless Service") to subscribers of China Mobile Communications Corporation ("Mobile Operator") through telecom and mobile networks in the Territory. Party B can not sub-license its rights acquired under such license.

5. the Agreement: includes main body of the agreement, documents expressly identified as annexes hereto and other written documents supplemented or added in the future and approved by the two parties as the annexes hereto.

ARTICLE 2 REPRESENTATIONS AND WARRANTIES

2.1 Party B hereby represents and warrants that:

      a) Party B is a company duly registered and validly existing under the laws of PRC, possessing independent status as a legal person; is a Chinese qualified telecom and network operator; possesses certain volume of property; is in good standing; and is capable of performing this Agreement and assuming liabilities hereunder;

      b) Party B has gone through all legal and internal procedures necessary for executing and performing this Agreement;

      c) Party B has acquired the permits from the government that are necessary for executing and performing this Agreement;

      d) Conclusion, implementation and performance of this Agreement and all payments made in line with the payment day specified herein are all in compliance with laws of PRC;

      e) Party B agrees to make a copy of this Agreement to Japanese MULAN Film & TV Culture Development Co., Ltd for its reference;

      f) Party B will use its best efforts to assist Party A in actions taken pursuant to Article 9 herein that are aimed at the protection of Party A's rights hereunder;

      g) Party B warrants that without Party A's prior written consent, it will not use images and literal content in the Works beyond the License Scope; and

      h) Party B warrants that it will submit written reports which are true and accurate and pay royalties to Party A, in accordance with the Agreement.

2.2 Party A hereby represents and warrants that:

      a) Party A is a company duly registered and validly existing under the laws of PRC, possessing independent status as a legal person; possesses certain volume of property; is in good standing; and is capable of performing this Agreement and assuming liabilities hereunder;

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      b)    Party A has gone through all legal and internal procedures necessary for executing and performing this Agreement;

      c) Party A has acquired the permits from the government that are necessary for executing and performing this Agreement;

      d) Party A warrants that, within the License Term, Territory and License Scope, it will lawfully, constantly and completely own the exclusive right to use the Works that has been licensed to Party B,

      e) Party A has never licensed the right to use the Works within the Territory and License Scope, to any person other than Party B prior to executing this Agreement;

      f) Party A warrants that, all materials and articles related to the Works that will be provided by Party A to Party B upon a written handover document signed by the two parties will be legally obtained; otherwise Party A will be liable for all consequences;

      g) Party A agrees that, for the purpose of marketing the Wireless Service based on the Works, Party B may use images and literal content in the Works in a way permitted herein and within the License Scope;

      h) Party A warrants that within the scope of this Agreement, Party B shall be the sole partner of Party A for carrying out the Wireless Service.

      i) In the event that Party A acquires other licenses as to the images in the Works beyond the scope of the License in the future (hereinafter "New License"), Party A warrants that it will also sublicense such New License to Party B if conditions offered by Party B are comparable to those offered by other competitors, as long as Party B has fully abided by the representations and warranties made in Article 2.1 above.

ARTICLE 3 OBJECTS, MEANS, CONTENT AND PRICING OF WIRELESS SERVICE

Objects of Wireless Service: subscribers to cell phone services of China Mobile Communications Corporation (special service No. of Linktone SMS: 2000).

Means of Wireless Service: digital images and short messages as to Crayon Shinchan for cell phones acquired through: ordinary SMS subscription, STK card SMS subscription, subscription through websites, WAP, MMS and wireless download based on Java technologies. Means of charge for Wireless Service include charge based on number of messages; charge on a monthly-package basis and charge based on flows, etc, which should have been recognized by the Mobile Operator.

Content of Wireless Service: black-and-white pictures, colored pictures, short message games and multimedia colorful messages. Form of these messages may be pure picture, plain text or combination of text and picture, which can be in black-and-white, a single color or multiple colors.

Pricing of Wireless Service: minimum price for monthly package of pictures: RMB 5 yuan; minimum price for monthly package of short messages: RMB 3 yuan. Final Prices will vary based on specific services provided, and shall be reported to the Mobile Operator for approval. The prices approved by the Mobile Operator shall be the basis for the final prices and financial settlement between the two parties. Such final prices shall be the Final Prices

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referred to herein and be an annex hereto. Party B shall notify the Final Prices to Party A in writing prior to offering Wireless Service to subscribers on a for-profit basis. Subscribers of the Mobile Operator will accept the Wireless Service provided by Party B by the means described herein, and shall pay for such services to the Mobile Operator at the Final Prices.

The parties hereby agree that the Wireless Service may be provided by the means described above on a non-profit basis for the purpose of marketing.

ARTICLE 4 COPYRIGHT ROYALTIES AND SETTLEMENT THEREOF

4.1 Parties agree that the last day of each month shall be the base day for settling the copyright royalty, a period of settlement shall commence from first day of each month and end on last day of the month.

4.2 Parties agree that, Party B shall pay to Party A 40% of Final Prices as set forth in Article 3 for all Wireless Service each month as the copyright royalty, provided such royalty for each period of settlement shall at no time be lower than RMB 50,000 yuan.

4.3 Party B shall provide Party A with monthly written reports. Within 15 days upon the end of each settlement period, Party B shall provide Party A with detailed reports on Wireless Service operating performance and sales of the period; and shall pay the copyright royalty for such period in full within 10 business days upon receipt of Party A's invoice, upon acknowledgement by Party
A. If Party B is delayed in paying such amount, Party A shall promptly send a notice to urge Party B to make the payment. If Party B fails to pay the royalty due to its own fault after 10 business days following Party A's notice, Party A shall have the right to unilaterally terminate the Agreement or impose a late fee on Party B at the rate of 0.1% of the amount owed each day. If Party B's delay in payment is caused by Party A's failure to issue an invoice in time, Party B shall not be liable for the delay; if Party B's delay in payment is caused by the Mobile Operator's failure to provide the data report, Party B shall not be liable for the delay, provided that Party B has presented documents evidencing the failure of the Mobile Operator.

4.4 Given that Mobile Operator offers discounts or suffers loss in receiving payments from its subscribers, the royalty might be correspondingly reduced, by 20% in average.

4.5 The parties agree that the Copyright License and Cooperative Marketing Agreement (Renewed) and Amendment to the Copyright License and Cooperative Marketing Agreement (Renewed) signed by the two parties in November 2003 terminate on the day when this Agreement is executed and all outstanding payments with respect to those agreements shall be settled within one month upon execution hereof.

ARTICLE 5 PROVISION OF SOURCE MATERIALS, DERIVATIVE WORKS AND MARKETING

5.1 Party B warrants that it will not use or transfer to third parties the source materials, data, documents and digital images in all forms that have been acquired from Party A, and shall only use the digital images produced and text translated based on the Works for the purpose of Wireless Service as described herein. Documents (software) containing digital images produced by Party B for cell phone users based on the Works shall constitute derivative works and shall be the property of Party B; provided Party B may not use such derivative

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works for a commercial purpose other than Wireless Service without Party A's written consent, whether during or after the expiration of the term of the Agreement.

5.2 When offering Wireless Service hereunder, Party B must establish plans as to content, prices and products of Wireless Service and a marketing plan with respect thereto, together with Party A. Plans, promotion means and articles used in implementing such plans and samples and quantity of paper promotion materials mentioned in Article 7 shall be subject to the prior approval of Party A. When marketing Wireless Service and Party B's network operating services together with Party A, paper promotional materials produced by Party B shall be approved by Party A in advance. Party A shall respond to Party B within 8 business days upon receipt of draft designs for promotional materials sent by Party B; if Party A fails to respond in time, Party B may deem that Party A has approved the draft designs.

5.3 Party B warrants that it will try its best to add Wireless Service set forth in Article 3 into MZONE, STK card or other marketing tools favorable for improving operating performance.

5.4 Party B shall set up pages on all websites it owns to introduce and regularly update the content of Wireless Service set forth in Article 3, and place advertisements for Wireless Service on important place on the homepage of such websites and provide shortcut links on the navigation bar.

ARTICLE 6 PRODUCTION, APPROPRIATE ALTERATION AND OPERATING LICENSE

6.1 Party B has right to produce digital images and short messages for cell phones based on the Works, and in such course appropriately alter and translate the Works to adapt to a cell phone user's language style and display format of various cell phones; provided that Party B shall bear relevant liabilities and costs on its own. While producing such images/messages and altering and translating the Works as described above, the personal rights of the original author shall be respected. The appropriate alterations refer to those other than alteration of characters' gestures and motions, which have been permitted to be conducted by Party B.

6.2 Party B shall not formally put the Wireless Service into use in the telecom (telecom service areas) or mobile network until it has informed Party A of the operating website, starting date, areas covered, service schemes, methods of use, prices, estimated earnings and marketing plan in writing and acquired written approval from Party A.

6.3 Party B shall not formally put the digital images for cell phones into use in the telecom (telecom service areas) or mobile network until it has uploaded the proposed images to the server designated by Party A in advance and has acquired consent from Party A. Additional images put into use during the operating period shall also be acknowledged by Party A following above procedures. Party B shall upload the images to such server and notify Party A; if Party A does not raise any objection within 5 business days upon such notice; Party B may deem that Party A has approved the images it has uploaded.

6.4 Party B shall facilitate Party A with examining all cell phone digital images and short messages in use or to be used within 48 hours upon a request of Party A.

6.5 Party B shall start to operate the Wireless Service described in Article 3 within 30 days upon execution hereof. If Party B delays in operating the Wireless Service by reason of Party

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A, Party A shall be liable for the delay; if Party B fails to start operating the Wireless Service within 30 days upon execution hereof by reason of itself, Party A shall have right to terminate this Agreement without assuming any liabilities for Party B.

ARTICLE 7 INDICATION OF INFORMATION OF COPYRIGHT AND LICENSE

Upon prior approval by Party A in writing, Party B may produce promotional materials on hand bills, posts, newspapers, magazines, websites and the internet using part or all of the pictures in the Works for the purpose of marketing its telecom and network operating services; provided that in all of above materials, information regarding copyright and licensing to the Works shall be expressly and clearly indicated as follows:

(C)USUI YOSHITO/FUTABASHA

LICENSED BY MULAN (English words must be in capital letters)

[CHINESE CHARACTERS]

or (C)[CHINESE CHARACTERS]

      [CHINESE CHARACTERS]

or (C)U/F

   LICENSED BY MULAN

Copyright and license information as to colored pictures for display:

(C)U/F/M

ARTICLE 8 TRADEMARKS AND REGISTRATION THEREOF

Party B shall not apply for registration of trademarks and service marks as to the Works, and shall not use any part of the Works as trademarks, service marks or any other marks.

ARTICLE 9 DATA KEEPING/INVESTIGATION AND SURVEILLANCE

9.1 Party B shall keep in the server or in written format information as to the number of clicks and downloads and details of expenditures and receipts with respect to the Wireless Service, in a way that is convenient for Party A to check at any time.

9.2 To supervise the implementation hereof and service performance of Party B, Party A shall have the right to click on, read and copy all of the cell phone images and short messages used or to be used by Party B as described herein as well as data described in Article 9.1 above. For this purpose, Party A may retain attorneys, accountants and other personnel, at its own expense.

ARTICLE 10 INFRINGEMENT BY A THIRD PARTY

In the event that Party B discovers that any third party has infringed or is infringing on the copyrights of the original author and lawful rights of Party A or is competing with the services of Party B permitted hereunder in an unfair way (collectively "Infringement by a

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Third Party"), it shall immediately inform Party A of the fact in writing. If infringement by a third party arises in the Territory, Party A shall have the right to take appropriate actions to investigate or to seek remedies against the third party for the infringement. Under such circumstances, Party B shall assist and cooperate with Party A in doing so.

ARTICLE 11 TERMINATION OF THE AGREEMENT

11.1 Party A may terminate the Agreement by written notice to Party B in the event of any of following, and the Agreement will be terminated upon service of such notice to Party B:

      a)    Party B has breached Article 4, 5, 6, 8, 9, 12 and/or 14;

      b) Party B is subject to forcible enforcement of the court such as property preservation, or a petition for bankruptcy has been raised by or against Party B;

      c)    Bank accounts of Party B have been frozen;

      d)    Party B's operations are suspended;

      e) Acts of Party B or its directors or employees have seriously injured the interests or reputation of Party A;

      f) Japanese MULAN Film & TV Culture Development Co., Ltd. has cancelled or narrowed the license to Party A due to reasons that shall be attributable to Party B;

      g) Data such as number of short messages sent through Wireless Service that have been displayed on the server for Party A's examination and serves as a basis for settlement of royalties between the two parties is incorrect due to Party B's willful misconduct or negligence; or

      h) Other similar circumstances under which Party B is not likely to perform its obligations hereunder.

11.2 In the event that Party A terminates the Agreement pursuant to the above
Article 11.1, it will not refund the royalties already paid by Party B.

11.3 Provisions in the above Article 11.2 shall not affect Party A's right to claim against Party B for damages resulting from Party B's breaching acts, provided that such claim for damages shall only be for losses that are foreseeable at the time of the execution of the Agreement hereof.

11.4 Under any of following circumstances, Party B shall have right to terminate the Agreement during the term hereof:

      a) Party A's breach of the Agreement has led to Party B's inability to reach the objectives described hereunder;

      b) Acts of Party A or its directors or employees have seriously injured the interests or reputation of Party B;

      c) Other similar circumstances under which Party A is not likely to perform its obligations hereunder;

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      d)    Party A breaches or can not fulfill its warranties made in Article
            2.2;

      e) Party A is subject to forcible enforcement of the court such as property preservation, or a petition for bankruptcy has been raised by or against Party A;

      f)    Bank accounts of Party A have been frozen;

      g)    Party A's operations are suspended.

11.5 Provisions in the above Article 11.4 shall not affect Party B's right to claim against Party A for damages resulting from Party A's breaching acts, provided that such claim for damages shall only be for losses that are foreseeable at the time of execution hereof.

ARTICLE 12 TRADE SECRETS

Both Parties shall keep confidential this Agreement, all documents provided to each other for performing under ("Performance Documents"), and the conditions of services carried out hereunder ("Service Information"); unless the Agreement and conditions of the parties are publicly available; or prior written consent has been acquired by the party intending to disclose the above information from the other party; or the information is disclosed in response to the judicial department's requests. Both parties shall prevent their respective shareholders, directors and employers from disclosing the Agreement, and amendments hereto, Performance Documents as well as Service Information regarding the operation and sales of Wireless Service to any third party, except to attorneys and accountants engaged by the two parties for executing and performing this Agreement.

ARTICLE 13 MATTERS SUBSEQUENT TO TERMINATION

Upon expiration or termination hereof, Party B shall immediately return all materials (including paper documents, audio and video materials, floppy discs, compact discs and tapes) and articles that have been furnished by Party A during the course of performance hereof, and shall not continue to use or license others (including implied license) to use the Works (including Derivative Works as described in Article 5) in any way. And at that time, Party B shall also permanently delete digital images and short messages as to the Works produced and kept by Party B without any backup, at the presence of Party A.

ARTICLE 14 ASSIGNMENT OF RIGHTS

Party B shall not assign all or part of its rights hereunder to any third party; nor can it provide guarantees for others with such rights.

ARTICLE 15 ENTIRE AGREEMENT

This Agreement constitutes an entire agreement between the two parties as to matters hereunder. Any understandings, agreements and commitments reached between the two parties prior to the signing of this Agreement shall automatically terminate on the day when this Agreement is executed.

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ARTICLE 16 NOTICES

Notices with respect hereto shall be sent to following addresses by fax or mails. If either party's address has changed, it shall promptly notify the other.

To Party A:  Shanghai Yide Network Co., Ltd.

             Address: Suite 701, No. 1 Building, Lane 186, Dagu Road,
                      Shanghai, PRC

             Fax: (86)-021-63272371

To Party B:  Shanghai Weilan Computer Co., Ltd.

             Address: 5th Floor, No. 689, Beijing East Road, Shanghai, PRC

             Fax: (86)-021-63611576

ARTICLE 17 SETTLEMENT OF DISPUTES

17.1 Any disputes arising out of this Agreement or as to matters not specified herein shall be resolved first through consultations between both parties.

17.2 If the dispute cannot be resolved through consultation, either Party may bring an action regarding the matter to the People's Court in the place where the defendant is located.

ARTICLE 18 SUPPLEMENTARY PROVISIONS

18.1 This Agreement shall come into effect upon the signatures and seals of both parties. This Agreement is signed in four copies, with each party holding two. All copies shall have equal legal force.

Party A: Shanghai Yide Network Co., Ltd.(sealed)

Authorized Representative: /s/ Illegible

Party B: Shanghai Weilan Computer Co., Ltd.(sealed)

Authorized Representative: /s/ Illegible